PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
September 3, 2014

Contact:     Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2014 SECOND QUARTER RESULTS

•	SECOND QUARTER NON-GAAP EPS WAS $1.51, EXCEEDING GUIDANCE OF $1.40 TO $1.45; SECOND QUARTER GAAP EPS WAS $1.52

•	COMPANY REAFFIRMS FULL YEAR NON-GAAP EPS GUIDANCE OF $7.30 TO $7.40, WHICH IMPLIES SECOND HALF NON-GAAP EPS GROWTH IN EXCESS OF 15%

New York, New York - PVH Corp. [NYSE: PVH] reported 2014 second quarter results.

Non-GAAP Amounts:
Non-GAAP amounts discussed in this release exclude the items that are described in this release under the heading “Non-GAAP Exclusions.” Reconciliations of GAAP to non-GAAP amounts are presented later in this release and identify and quantify all excluded items.

Overview of Second Quarter Results:

•	Earnings per share on a non-GAAP basis was $1.51 as compared to $1.39 in the prior year’s second quarter.

•	GAAP earnings per share was $1.52 as compared to the prior year’s second quarter loss per share of $(0.07).

•
Revenue was $1.98 billion, an increase of 4% as compared to the prior year’s second quarter amount excluding $62 million of revenue related to the Bass business (which was sold during the fourth quarter of 2013). Revenue increased 1% as compared to the prior year period including the Bass revenue. Revenue increased 9% in the Company’s Tommy Hilfiger business and 1% in the Company’s Calvin Klein business. Revenue in the Company’s Heritage Brands business was flat to the prior year excluding the $62 million of 2013 Bass revenue and decreased 13% including such revenue.

CEO Comments:
Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “We are pleased with our second quarter performance, which exceeded our earnings per share guidance. Despite the anticipated difficult macroeconomic environment, we successfully navigated through heightened promotional activity in North America and volatility in certain key international markets. We believe the global macroeconomic environment will remain under pressure, yet we are cautiously optimistic about the second half of the year. We believe we are well-positioned to achieve earnings per share growth on a non-GAAP basis in excess of 15% for the second half of the year, as we anniversary our strategic investments in our acquired businesses, introduce our new Fall Calvin Klein jeanswear product and presentations at retail, and experience improving trends in our Southern European business.”
Mr. Chirico concluded, “The opportunity that we identified with the Warnaco acquisition remains significant and we believe that the strategic investments made during 2013 and 2014, along with our strong balance sheet and continued debt repayment, will enable us to capitalize on long term global growth opportunities and deliver stockholder value.”

Second Quarter Business Review:
Calvin Klein
Revenue in the Calvin Klein business increased 1% to $675 million from $671 million in the prior year. Revenue for the North American business increased 1%, as an increase in comparable store sales of 2% and square footage expansion in the Company’s retail stores was partially offset by a decline in the wholesale jeans business, as the Company works to restructure the sales distribution mix by reducing off-price sales. Revenue for the Calvin Klein International business was flat to the prior year. The Company’s Calvin Klein International comparable store sales declined 4%, primarily driven by the ongoing transitioning of the

Europe business and softness in Asia. Globally, the underwear business continued to exhibit strength during the quarter. Total Calvin Klein royalty revenue increased 6% to $41 million in the second quarter, primarily driven by strength in North America in the women’s apparel and handbag product categories.

Earnings before interest and taxes on a non-GAAP basis for the Calvin Klein business was $86 million as compared to $95 million in the prior year’s second quarter. This decrease was due principally to strategic investments in the acquired Calvin Klein businesses.

GAAP earnings before interest and taxes for the Calvin Klein business was $70 million as compared to a loss of $(5) million in the prior year’s second quarter. The increase was principally driven by a reduction in acquisition, integration and restructuring costs incurred during the second quarter of 2014 as compared to 2013, partially offset by strategic investments.

Tommy Hilfiger
Revenue in the Tommy Hilfiger business increased 9% to $870 million from $799 million in the prior year period. Tommy Hilfiger North America revenue increased 8%, due principally to strong wholesale growth, as well as retail comparable store sales growth of 2% and square footage expansion in the Company’s retail stores. Revenue in the Tommy Hilfiger International business increased 9%, driven by comparable store sales growth of 3% in Europe, square footage expansion in the Company’s retail stores and low-single digit growth in the Europe wholesale business. Also contributing to the revenue growth was the positive impact of foreign currency translation resulting from a stronger Euro in the second quarter of 2014 as compared to the prior year period.

Earnings before interest and taxes for the Tommy Hilfiger business increased 18% to $118 million on a non-GAAP basis, and increased 16% to $116 million on a GAAP basis, from $100 million on a GAAP basis in the prior year’s second quarter, principally driven by the revenue increase mentioned above combined with operating expense leverage.

Heritage Brands
Revenue for the Heritage Brands business of $431 million was relatively flat as compared to the prior year period excluding $62 million of revenue related to the Bass business, as a 1% increase in the wholesale business was offset by a 4% comparable stores sales decline in the Company’s retail stores. Including the Bass revenue in 2013, revenue decreased 13% from the prior year period revenue of $495 million.

Earnings before interest and taxes on a non-GAAP basis for the Heritage Brands business was $29 million, as compared to $44 million in the prior year’s second quarter. The decrease was principally driven by a gross margin decline attributable to increased promotional activity resulting from the continued competitive environment across the moderate tier.

Earnings before interest and taxes on a GAAP basis for the Heritage Brands business decreased to $25 million from $33 million in the prior year’s second quarter, driven by the decrease in earnings before interest and taxes on a non-GAAP basis discussed above, partially offset by a reduction in acquisition, integration and restructuring costs incurred in 2014 as compared to the prior year period.

Second Quarter Consolidated Earnings:
Earnings before interest and taxes on a non-GAAP basis decreased to $206 million from $213 million in the prior year’s second quarter, driven principally by investments in the businesses acquired with Warnaco and a gross margin decline in the Company’s Heritage Brands business, offset, in part, by strong growth in the Company’s Tommy Hilfiger business as discussed above.

Earnings before interest and taxes on a GAAP basis was $159 million as compared to $86 million in the prior year’s second quarter. The increase was primarily due to a decrease in acquisition, integration and restructuring costs as compared to the second quarter of 2013, partially offset by the investments and gross margin decline that caused the decrease in non-GAAP earnings discussed above.

Net interest expense decreased to $34 million from $47 million in the prior year’s second quarter due to lower average debt balances, combined with the effect of the amendment and restatement of the Company’s credit facility during the first quarter of 2014 and the redemption of its 7 3/8% senior notes due 2020 in connection therewith.

Six Months Consolidated Results:
Earnings per share on a non-GAAP basis was $2.98 as compared to $3.29 for the prior year. GAAP earnings per share was $1.94 as compared to a loss of $(0.19) for the prior year.

Revenue was $3.94 billion, as compared to the prior year period’s $3.91 billion on a non-GAAP basis and $3.88 billion on a GAAP basis.

The revenue increase was due to:

•
A 2%, or $31 million, increase in the Calvin Klein business on a non-GAAP basis, driven principally by the ten additional days of operations in 2014 of the acquired Calvin Klein businesses and an increase in royalty revenue, partially offset by a decline in the jeans business due to the initiatives to reduce off-price sales and reposition the European business. Comparable store sales in the Company’s retail stores increased 1% in North America and decreased 5% internationally. Revenue on a GAAP basis in the Calvin Klein business increased 5%, or $61 million, due to the increase discussed above, combined with the absence of $30 million of sales returns recorded in 2013 for certain wholesale customers in the acquired Asia business in connection with an initiative to reduce excess inventory levels.

•
An 8%, or $122 million, increase in the Tommy Hilfiger business. Revenue in the Tommy Hilfiger North America business increased 6%, principally due to mid-single digit wholesale growth, retail comparable store sales growth of 2% and square footage expansion in the Company’s retail stores. Revenue in the Tommy Hilfiger International business increased 8%, driven by European retail comparable store sales growth of 5% and square footage expansion in the Company’s retail stores. Also contributing to the revenue growth was the positive impact of foreign currency translation resulting from a stronger Euro in the first half of 2014 as compared to the prior year.

•
A 1%, or $10 million, decline in the Heritage Brands business from the prior year period excluding $109 million of revenue related to the Bass business. Relatively flat wholesale revenue was more than offset by a 7% comparable stores sales decline in the Company’s retail stores. Including the Bass 2013 revenue, revenue decreased 12%, or $119 million, from the prior year period revenue of $986 million.

Earnings before interest and taxes on a non-GAAP basis decreased to $409 million from $455 million in the prior year’s first half, principally due to:

•	A $33 million decline in the Calvin Klein business, driven principally by investments in the businesses acquired with Warnaco.

•	A $15 million increase in the Tommy Hilfiger business, principally driven by the revenue increase mentioned above.

•
A $25 million decline in the Heritage Brands business, principally driven by the revenue decrease discussed above, combined with a gross margin decline attributable to increased promotional activity resulting from the continued competitive environment across the moderate tier.

GAAP earnings before interest and taxes increased to $244 million from $104 million in the prior year period. The earnings increase was primarily due to a decrease of $186 million of costs from the prior year period, principally related to the Warnaco acquisition, integration and restructuring costs and debt modification and extinguishment charges, partially offset by the investments and gross margin decline that caused the net non-GAAP earnings decrease discussed above.

Net interest expense decreased to $74 million from $92 million on a non-GAAP basis and $93 million on a GAAP basis in the prior year period due to lower average debt balances, combined with the effect of the amendment and restatement of the Company’s credit facility during the first quarter of 2014 and the redemption of its 7 3/8% senior notes due 2020 in connection therewith. During the first half of 2014, the Company made debt repayments totaling $220 million on its outstanding term loans, most of which were voluntary, and the Company expects to make additional term loan repayments of approximately $180 million during the remainder of 2014.

2014 Guidance:
Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Full Year Guidance
The Company is reaffirming its earnings per share guidance of $7.30 to $7.40 on a non-GAAP basis, as compared to $7.03 in 2013, an increase of 4% to 5%. Second half earnings per share on a non-GAAP basis is expected to increase in excess of 15% over the prior year period.

Revenue is currently projected to be approximately $8.4 billion, an increase of approximately 4% from the prior year amount excluding revenue of $176 million related to the Bass business. Including Bass revenue in 2013, the revenue increase is expected to be approximately 2% over the prior year amounts of $8.22 billion on a non-GAAP basis and $8.19 billion on a GAAP basis. It is currently projected that revenue for the Tommy Hilfiger business will increase approximately 7%. Revenue for the Calvin Klein business is currently projected to increase approximately 3%. Revenue for the Heritage Brands business is currently projected to increase approximately 2% excluding revenue attributable to Bass, and decrease approximately 7% including the Bass revenue.

Net interest expense is expected to decrease to approximately $140 million, from $185 million in the prior year, due to lower average debt balances, combined with the effect of the amendment and restatement of the Company’s credit facility and the redemption of its 7 3/8% senior notes in the first quarter of 2014. The Company expects to make term loan payments of approximately $400 million in 2014, of which $180 million is expected to be paid in the second half of the year.

The Company estimates that its effective tax rate will be between 23.5% and 24.0% on a non-GAAP basis.

The Company’s earnings per share estimate on a non-GAAP basis excludes approximately $110 million of pre-tax costs associated primarily with the Warnaco integration and related restructuring and $93 million of pre-tax costs associated with the amendment and restatement of the Company’s credit facility and the redemption of its 7 3/8% senior notes due 2020. (Please see section entitled “Non-GAAP Exclusions” for details on these pre-tax items.)

Third Quarter Guidance
Earnings per share on a non-GAAP basis for the third quarter is currently projected to be in a range of $2.45 to $2.50 as compared to $2.30 in the prior year’s third quarter.

Revenue in the third quarter is currently expected to be approximately $2.25 billion, an increase of approximately 3% compared to the prior year amount excluding revenue of $67 million related to the Bass business. Including Bass revenue in 2013, third quarter revenue is expected to be relatively flat to the prior year period amount of $2.26 billion. It is currently projected that revenue for the Tommy Hilfiger business in the third quarter will increase approximately 4%. It is currently projected that revenue for the Calvin Klein business in the third quarter will increase approximately 1%. Revenue for the Heritage Brands business in the third quarter is currently expected to increase approximately 3% excluding revenue attributable to Bass, and decrease approximately 9% including the Bass revenue.

The Company projects that third quarter net interest expense will be approximately $30 million and that the third quarter tax rate will be approximately 24.0%.

The Company’s third quarter earnings per share estimate excludes approximately $20 million of pre-tax costs associated with the integration and related restructuring of Warnaco. (Please see section entitled “Non-GAAP Exclusions” for details on these pre-tax costs.)

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•
Pre-tax costs of approximately $110 million expected to be incurred in 2014 in connection with (i) the integration of Warnaco and the related restructuring, including a pre-tax gain resulting from the deconsolidation of certain Calvin Klein subsidiaries in Australia and New Zealand and the Company’s previously consolidated Calvin Klein joint venture in India; (ii) the sale of the Bass business, which closed in the fourth quarter of 2013; and (iii) the impairment of certain Tommy Hilfiger stores in North

America in the second quarter of 2014. Of the total expected costs, $26 million was incurred in the first quarter, $46 million was incurred in the second quarter and approximately $20 million is expected to be incurred in the third quarter.

•
Pre-tax costs of $93 million recorded in the first quarter of 2014 associated with the amendment and restatement of the Company’s credit facility and the related redemption of its 7 3/8% senior notes due 2020.

•	A $30 million discrete tax benefit in the second quarter of 2014 related to the favorable resolution of uncertain tax positions.

•	A revenue reduction of $30 million in the first quarter of 2013, due to sales returns accepted from certain Warnaco Asia wholesale customers to reduce excess inventory levels.

•
Pre-tax costs of $511 million incurred in 2013 in connection with the acquisition, integration and related restructuring of Warnaco, including costs associated with the Company’s debt modification and extinguishment completed at the time of the Warnaco acquisition, and the sales returns mentioned above, of which $224 million was incurred in the first quarter, $128 million was incurred in the second quarter, $61 million was incurred in the third quarter and $99 million was incurred in the fourth quarter. Approximately $215 million of the acquisition, integration and related restructuring charges incurred in 2013 were non-cash charges, the majority of which were short-lived valuation adjustments and amortization.

•
Pre-tax income of $24 million recorded in the third quarter of 2013 due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition.

•
A pre-tax loss of $20 million, including related costs, incurred in 2013 in connection with the sale of substantially all of the assets of the Bass business, which closed on November 4, 2013, of which $19 million was incurred in the third quarter and $1 million was incurred in the fourth quarter.

•	Pre-tax income of $53 million recorded in the fourth quarter of 2013 related to recognized actuarial gains on retirement plans.

•
A tax expense of $120 million recorded in the fourth quarter of 2013 in connection with an increase to the Company’s previously established liability for an uncertain tax position related to European and U.S. transfer pricing arrangements.

•
A net tax expense of $5 million recorded in 2013 associated with various Warnaco integration activities and various adjustments to liabilities for changes in estimates in uncertain tax positions, of which an expense of $28 million was recorded in the second quarter, a benefit of $28 million was recorded in the third quarter and an expense of $5 million was recorded in the fourth quarter.

•
Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

Please see Tables 1 through 8 and the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its second quarter earnings release is scheduled for Thursday, September 4, 2014 at 9:00 a.m. EDT. Please log on to the Company’s web site at www.pvh.com and go to the Press Releases page under the Investors tab to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.pvh.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode #6709862. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may be considered to be highly leveraged, and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to realize benefits from its acquisition of The Warnaco Group, Inc. (“Warnaco”); (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure; (vii) acquisitions and issues arising with acquisitions and proposed transactions, including, without limitation, the ability to integrate an acquired entity, such as Warnaco, into the Company with no substantial adverse effect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Income Statements
(In millions, except per share data)

	Quarter Ended		Six Months Ended
	8/3/14	8/4/13	8/3/14	8/4/13

Net sales	$1,890.5	$1,884.5	$3,762.0	$3,707.5
Royalty revenue	65.3	62.5	134.7	129.6
Advertising and other revenue	19.8	17.8	42.6	37.9
Total revenue	$1,975.6	$1,964.8	$3,939.3	$3,875.0

Gross profit on net sales	$969.6	$945.8	$1,910.6	$1,810.5
Gross profit on royalty, advertising and other revenue	85.1	80.3	177.3	167.5
Total gross profit	1,054.7	1,026.1	2,087.9	1,978.0

Selling, general and administrative expenses	895.8	941.2	1,754.9	1,836.6

Debt modification and extinguishment costs			93.1	40.4

Equity in income of unconsolidated affiliates, net	0.4	0.8	3.9	3.1

Earnings before interest and taxes	159.3	85.7	243.8	104.1

Interest expense, net	33.8	47.4	74.4	93.3

Pre-tax income	125.5	38.3	169.4	10.8

Income tax (benefit) expense	(1.0)	43.6	7.7	26.4

Net income (loss)	126.5	(5.3)	161.7	(15.6)

Less: Net income (loss) attributable to redeemable non-controlling interest		0.1	(0.1)	0.1

Net income (loss) attributable to PVH Corp.	$126.5	$(5.4)	$161.8	$(15.7)

Diluted net income (loss) per common share attributable to PVH Corp.(1)	$1.52	$(0.07)	$1.94	$(0.19)

	Quarter Ended		Six Months Ended
	8/3/14	8/4/13	8/3/14	8/4/13

Depreciation and amortization expense	$60.4	$97.2	$121.1	$181.4

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income (loss) per common share to non-GAAP diluted net income per common share.

PVH CORP.
Non-GAAP Measures
(In millions, except per share data)

The Company believes presenting its results excluding (i) the costs incurred in 2014 and 2013 in connection with its acquisition and integration of The Warnaco Group, Inc. (“Warnaco”) and the related restructuring; (ii) the impairment recorded in 2014 of certain Tommy Hilfiger stores in North America; (iii) the costs incurred in 2014 related to the sale of the Bass business; (iv) the costs incurred in 2014 in connection with the amendment and restatement of the Company’s credit facility and the redemption of its 7 3/8% senior notes due 2020; (v) the net gain recorded in 2014 on the deconsolidation of certain Calvin Klein subsidiaries in Australia and New Zealand and the Company’s previously consolidated Calvin Klein joint venture in India; (vi) the costs incurred in 2013 in connection with the Company’s debt modification and extinguishment; (vii) the interest expense incurred in 2013 prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued in 2012 to fund the acquisition; (viii) the tax effects associated with the foregoing items; (ix) the tax benefits recorded in 2014 associated with non-recurring discrete items related to the favorable resolution of uncertain tax positions; and (x) the tax expense recorded in 2013 associated with non-recurring discrete items related to the Warnaco integration, which are on a non-GAAP basis for each year, provides useful information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding certain of the items described above are also the basis for certain incentive compensation calculations.

The following table presents the Company’s non-GAAP measures that are discussed in this release. Please see Tables 1 through 8 for reconciliations of the GAAP amounts to non-GAAP amounts.

	Quarter Ended		Six Months Ended
	8/3/14	8/4/13	8/3/14	8/4/13

Non-GAAP Measures
Total revenue(1)				$3,905.0
Total gross profit(2)		$1,041.2	$2,088.9	2,058.4
Selling, general and administrative expenses(3)	$849.5	828.7	1,684.0	1,606.9
Earnings before interest and taxes(4)	205.6	213.3	408.8	454.6
Interest expense, net(5)				92.5
Income tax expense(6)	46.3	50.3	86.9	90.9
Net income attributable to PVH Corp.(7)	125.5	115.5	247.6	271.1
Diluted net income per common share attributable to PVH Corp.(8)	$1.51	$1.39	$2.98	$3.29

Depreciation and amortization expense(9)	$59.0	$58.2	$118.1	$110.3

(1) Please see Table 2 for reconciliation of GAAP revenue to non-GAAP revenue.
(2) Please see Table 4 for reconciliation of GAAP gross profit to non-GAAP gross profit.
(3) Please see Table 5 for reconciliation of GAAP selling, general and administrative expenses (“SG&A”) to non-GAAP SG&A.
(4) Please see Table 3 for reconciliation of GAAP earnings before interest and taxes to non-GAAP earnings before interest and taxes.
(5) Please see Table 6 for reconciliation of GAAP net interest expense to non-GAAP net interest expense.
(6)    Please see Table 7 for reconciliation of GAAP income tax (benefit) expense to non-GAAP income tax expense and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(7) Please see Table 1 for reconciliation of GAAP net income (loss) to non-GAAP net income.
(8) Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliation of GAAP diluted net income (loss) per common share to non-GAAP net income per common share.
(9) Please see Table 8 for reconciliation of GAAP depreciation and amortization expense to non-GAAP depreciation and amortization expense.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliation of GAAP net income (loss) to non-GAAP net income

	Quarter Ended		Six Months Ended
	8/3/14	8/4/13	8/3/14	8/4/13

Net income (loss) attributable to PVH Corp.	$126.5	$(5.4)	$161.8	$(15.7)

Diluted net income (loss) per common share attributable to PVH Corp.(1)	$1.52	$(0.07)	$1.94	$(0.19)

Items excluded:

Gross profit charges associated with acquisition and integration of Warnaco		15.1	1.0	80.4

SG&A expenses associated with acquisition and integration of Warnaco and related restructuring	44.0	112.5	75.6	229.7

Impairment of certain Tommy Hilfiger North America stores (recorded in SG&A)	2.3		2.3

Costs associated with the sale of Bass (recorded in SG&A)			1.0

Net gain on deconsolidation of subsidiaries and consolidated joint venture (recorded in SG&A)			(8.0)

Debt modification and extinguishment costs			93.1	40.4

Interest expense incurred prior to the Warnaco acquisition closing date associated with $700M of senior notes				0.8

Tax effect of the items above(2)	(17.3)	(34.7)	(49.2)	(92.5)

Discrete tax benefits related to favorable resolution of uncertain tax positions	(30.0)		(30.0)

Discrete tax expense related to Warnaco integration		28.0		28.0

Non-GAAP net income attributable to PVH Corp.	$125.5	$115.5	$247.6	$271.1

Non-GAAP diluted net income per common share attributable to PVH Corp.(1)	$1.51	$1.39	$2.98	$3.29

(1) Please see Note A in the Notes to the Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income (loss) per common share to non-GAAP diluted net income per common share.
(2) Please see Table 7 for an explanation of the calculation of the tax effects of the above items.

Table 2 - Reconciliation of GAAP revenue to non-GAAP revenue

Six Months Ended
8/4/13

Revenue	$3,875.0

Items excluded:

Revenue reduction due to sales returns for certain Warnaco wholesale customers in connection with initiative to reduce excess inventory levels	30.0

Non-GAAP revenue	$3,905.0

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 3 - Reconciliation of GAAP earnings before interest and taxes to non-GAAP earnings before interest and taxes

	Quarter Ended		Six Months Ended
	8/3/14	8/4/13	8/3/14	8/4/13

Earnings before interest and taxes	$159.3	$85.7	$243.8	$104.1

Items excluded:

Gross profit charges associated with acquisition and integration of Warnaco		15.1	1.0	80.4

SG&A expenses associated with acquisition and integration of Warnaco and related restructuring	44.0	112.5	75.6	229.7

Impairment of certain Tommy Hilfiger North America stores (recorded in SG&A)	2.3		2.3

Costs associated with the sale of Bass (recorded in SG&A)			1.0

Net gain on deconsolidation of subsidiaries and consolidated joint venture (recorded in SG&A)			(8.0)

Debt modification and extinguishment costs			93.1	40.4

Non-GAAP earnings before interest and taxes	$205.6	$213.3	$408.8	$454.6

Table 4 - Reconciliation of GAAP gross profit to non-GAAP gross profit

	Quarter Ended	Six Months Ended
	8/4/13	8/3/14	8/4/13

Gross profit	$1,026.1	$2,087.9	$1,978.0

Items excluded:

Gross profit charges associated with acquisition and integration of Warnaco	15.1	1.0	80.4

Non-GAAP gross profit	$1,041.2	$2,088.9	$2,058.4

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 5 - Reconciliation of GAAP SG&A to non-GAAP SG&A

	Quarter Ended		Six Months Ended
	8/3/14	8/4/13	8/3/14	8/4/13

SG&A	$895.8	$941.2	$1,754.9	$1,836.6

Items excluded:

SG&A expenses associated with acquisition and integration of Warnaco and related restructuring	(44.0)	(112.5)	(75.6)	(229.7)

Impairment of certain Tommy Hilfiger North America stores	(2.3)		(2.3)

Costs associated with the sale of Bass			(1.0)

Net gain on deconsolidation of subsidiaries and consolidated joint venture			8.0

Non-GAAP SG&A	$849.5	$828.7	$1,684.0	$1,606.9

Table 6 - Reconciliation of GAAP net interest expense to non-GAAP net interest expense

Six Months Ended
8/4/13

Interest expense, net	$93.3

Items excluded:

Interest expense incurred prior to the Warnaco acquisition closing date associated with $700M of senior notes	(0.8)

Non-GAAP interest expense, net	$92.5

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 7 - Reconciliation of GAAP income tax (benefit) expense to non-GAAP income tax expense

	Quarter Ended		Six Months Ended
	8/3/14	8/4/13	8/3/14	8/4/13

Income tax (benefit) expense	$(1.0)	$43.6	$7.7	$26.4

Items excluded:

Income tax effects of pre-tax items identified as non-GAAP exclusions (1)	17.3	34.7	49.2	92.5

Discrete tax benefits related to favorable resolution of uncertain tax positions	30.0		30.0

Discrete tax expense related to the Warnaco integration		(28.0)		(28.0)

Non-GAAP income tax expense	$46.3	$50.3	$86.9	$90.9

(1) The estimated tax effects of the Company’s non-GAAP exclusions are based on the Company’s assessment of taxability and deductibility. In making this assessment, the Company evaluated each pre-tax item that it has identified as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All of the Company’s pre-tax items identified as non-GAAP exclusions were assumed to be either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

Table 8 - Reconciliation of GAAP depreciation and amortization expense to non-GAAP depreciation and amortization expense

	Quarter Ended		Six Months Ended
	8/3/14	8/4/13	8/3/14	8/4/13

Depreciation and amortization expense	$60.4	$97.2	$121.1	$181.4

Items excluded:

Depreciation and amortization associated with acquisition and integration of Warnaco	(1.4)	(39.0)	(3.0)	(71.1)

Non-GAAP depreciation and amortization expense	$59.0	$58.2	$118.1	$110.3

PVH CORP.
Notes to Consolidated GAAP Income Statements
(In millions, except per share data)

A.    The Company computed its diluted net income (loss) per common share as follows:

	Quarter Ended				Quarter Ended
	8/3/14				8/4/13
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income (loss) attributable to PVH Corp.	$126.5	$1.0		$125.5	$(5.4)	$(120.9)		$115.5

Weighted average common shares	82.3			82.3	81.3			81.3
Weighted average dilutive securities	0.9			0.9		(1.7)		1.7
Total shares	83.2			83.2	81.3			83.0

Diluted net income (loss) per common share attributable to PVH Corp.	$1.52			$1.51	$(0.07)			$1.39

	Six Months Ended				Six Months Ended
	8/3/14				8/4/13
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income (loss) attributable to PVH Corp.	$161.8	$(85.8)		$247.6	$(15.7)	$(286.8)		$271.1

Weighted average common shares	82.3			82.3	80.7			80.7
Weighted average dilutive securities	0.9			0.9		(1.7)		1.7
Total shares	83.2			83.2	80.7			82.4

Diluted net income (loss) per common share attributable to PVH Corp.	$1.94			$2.98	$(0.19)			$3.29

(1)
Represents the impact on net income in the period ended August 3, 2014 from the elimination of (i) costs incurred in connection with the Company’s integration of Warnaco and the related restructuring; (ii) the impairment of certain Tommy Hilfiger stores in North America; (iii) the costs incurred in 2014 related to the sale of the Bass business; (iv) costs incurred in connection with the amendment and restatement of the Company’s credit facility and the redemption of its 7 3/8% senior notes due 2020; (v) the net gain on the deconsolidation of certain Calvin Klein subsidiaries in Australia and New Zealand and the Company’s previously consolidated Calvin Klein joint venture in India; (vi) the tax effects associated with the foregoing items; and (vii) the tax benefits associated with non-recurring discrete items related to the favorable resolution of uncertain tax positions. Please see Table 1 for a reconciliation of GAAP net income to non-GAAP net income.

(2) Represents the impact on net (loss) income in the period ended August 4, 2013 from the elimination of (i) costs incurred in connection with the Company’s acquisition and integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the Company’s debt modification and extinguishment; (iii) the interest expense incurred prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued in 2012 to fund the acquisition; (iv) the tax effects associated with the foregoing items; and (v) the tax expense associated with non-recurring discrete items related to the Warnaco integration. Please see Table 1 for a reconciliation of GAAP net loss to non-GAAP net income. Adjustments to weighted average dilutive securities represent the dilutive impacts of securities included in the non-GAAP net income per share calculations. Such amounts are not included in the GAAP net loss per share calculations because there are GAAP net losses attributable to PVH Corp., and, as such, the inclusion of these securities would have been antidilutive.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	8/3/14	8/4/13
ASSETS
Current Assets:
Cash and Cash Equivalents	$461.1	$628.9
Receivables	767.3	753.4
Inventories	1,365.4	1,338.8
Other Current Assets	400.7	347.4
Total Current Assets	2,994.5	3,068.5
Property, Plant and Equipment	703.6	685.8
Goodwill and Other Intangible Assets	7,558.8	7,480.0
Other Assets	328.4	300.2
	$11,585.3	$11,534.5

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,339.6	$1,340.5
Short-Term Borrowings	165.2	3.4
Current Portion of Long-Term Debt	99.3	85.0
Other Liabilities	1,808.0	1,836.2
Long-Term Debt	3,642.9	4,195.2
Redeemable Non-Controlling Interest	—	5.6
Stockholders’ Equity	4,530.3	4,068.6
	$11,585.3	$11,534.5

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	8/3/14	8/4/13

Calvin Klein North America
Net sales	$333.0	$332.2
Royalty revenue	23.6	22.6
Advertising and other revenue	9.4	8.0
Total	366.0	362.8

Calvin Klein International
Net sales	284.8	286.1
Royalty revenue	17.0	15.7
Advertising and other revenue	6.8	5.9
Total	308.6	307.7

Total Calvin Klein
Net sales	617.8	618.3
Royalty revenue	40.6	38.3
Advertising and other revenue	16.2	13.9
Total	674.6	670.5

Tommy Hilfiger North America
Net sales	387.0	357.1
Royalty revenue	6.3	6.1
Advertising and other revenue	1.8	1.7
Total	395.1	364.9

Tommy Hilfiger International
Net sales	461.1	420.5
Royalty revenue	13.5	12.8
Advertising and other revenue	0.7	1.1
Total	475.3	434.4

Total Tommy Hilfiger
Net sales	848.1	777.6
Royalty revenue	19.8	18.9
Advertising and other revenue	2.5	2.8
Total	870.4	799.3

Heritage Brands Wholesale
Net sales	331.1	328.6
Royalty revenue	4.2	4.2
Advertising and other revenue	0.9	0.8
Total	336.2	333.6

Heritage Brands Retail
Net sales	93.5	160.0
Royalty revenue	0.7	1.1
Advertising and other revenue	0.2	0.3
Total	94.4	161.4

Total Heritage Brands
Net sales	424.6	488.6
Royalty revenue	4.9	5.3
Advertising and other revenue	1.1	1.1
Total	430.6	495.0

Total Revenue
Net sales	1,890.5	1,884.5
Royalty revenue	65.3	62.5
Advertising and other revenue	19.8	17.8
Total	$1,975.6	$1,964.8

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	8/3/14			8/4/13
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$55.3	$(3.7)	$59.0	$39.5	$(27.6)	$67.1

Calvin Klein International	14.6	(12.1)	26.7	(44.6)	(72.8)	28.2

Total Calvin Klein	69.9	(15.8)	85.7	(5.1)	(100.4)	95.3

Tommy Hilfiger North America	65.3	(2.3)	67.6	62.0		62.0

Tommy Hilfiger International	50.3		50.3	37.9		37.9

Total Tommy Hilfiger	115.6	(2.3)	117.9	99.9		99.9

Heritage Brands Wholesale	23.9	(4.3)	28.2	29.1	(11.3)	40.4

Heritage Brands Retail	1.3	—	1.3	4.0		4.0

Total Heritage Brands	25.2	(4.3)	29.5	33.1	(11.3)	44.4

Corporate	(51.4)	(23.9)	(27.5)	(42.2)	(15.9)	(26.3)

Total earnings before interest and taxes	$159.3	$(46.3)	$205.6	$85.7	$(127.6)	$213.3

(1)
Adjustments for the quarter ended August 3, 2014 represent the elimination of (i) the costs incurred in connection with the Company’s integration of Warnaco and the related restructuring; and (ii) the impairment of certain Tommy Hilfiger stores in North America.

(2)	Adjustments for the quarter ended August 4, 2013 represent the elimination of costs incurred in connection with the Company’s acquisition and integration of Warnaco and the related restructuring.

PVH CORP.
Segment Data (continued)
(In millions)

REVENUE BY SEGMENT
	Six Months Ended	Six Months Ended
	8/3/14	8/4/13
		Results
		Under		Non-GAAP
Calvin Klein North America		GAAP	Adjustments(1)	Results
Net sales	$634.6	$625.5		$625.5
Royalty revenue	49.1	48.0		48.0
Advertising and other revenue	19.9	16.7		16.7
Total	703.6	690.2		690.2

Calvin Klein International
Net sales	585.0	541.3	$(30.0)	571.3
Royalty revenue	36.4	34.1		34.1
Advertising and other revenue	14.9	12.8		12.8
Total	636.3	588.2	(30.0)	618.2

Total Calvin Klein
Net sales	1,219.6	1,166.8	(30.0)	1,196.8
Royalty revenue	85.5	82.1		82.1
Advertising and other revenue	34.8	29.5		29.5
Total	1,339.9	1,278.4	(30.0)	1,308.4

Tommy Hilfiger North America
Net sales	741.2	694.8		694.8
Royalty revenue	12.3	12.5		12.5
Advertising and other revenue	4.0	4.2		4.2
Total	757.5	711.5		711.5

Tommy Hilfiger International
Net sales	945.7	872.3		872.3
Royalty revenue	27.5	24.6		24.6
Advertising and other revenue	2.1	2.3		2.3
Total	975.3	899.2		899.2

Total Tommy Hilfiger
Net sales	1,686.9	1,567.1		1,567.1
Royalty revenue	39.8	37.1		37.1
Advertising and other revenue	6.1	6.5		6.5
Total	1,732.8	1,610.7		1,610.7

Heritage Brands Wholesale
Net sales	686.0	683.1		683.1
Royalty revenue	8.1	8.2		8.2
Advertising and other revenue	1.4	1.4		1.4
Total	695.5	692.7		692.7

Heritage Brands Retail
Net sales	169.5	290.5		290.5
Royalty revenue	1.3	2.2		2.2
Advertising and other revenue	0.3	0.5		0.5
Total	171.1	293.2		293.2

Total Heritage Brands
Net sales	855.5	973.6		973.6
Royalty revenue	9.4	10.4		10.4
Advertising and other revenue	1.7	1.9		1.9
Total	866.6	985.9		985.9

Total Revenue
Net sales	3,762.0	3,707.5	(30.0)	3,737.5
Royalty revenue	134.7	129.6		129.6
Advertising and other revenue	42.6	37.9		37.9
Total	$3,939.3	$3,875.0	$(30.0)	$3,905.0

(1)
Adjustments for the six months ended August 4, 2013 represent the elimination of sales returns for certain Warnaco wholesale customers in Asia in connection with an initiative to reduce excess inventory levels.

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Six Months Ended			Six Months Ended
	8/3/14			8/4/13
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$96.4	$(8.7)	$105.1	$51.9	$(68.7)	$120.6

Calvin Klein International	47.4	(15.3)	62.7	(81.1)	(161.6)	80.5

Total Calvin Klein	143.8	(24.0)	167.8	(29.2)	(230.3)	201.1

Tommy Hilfiger North America	105.5	(2.3)	107.8	108.0		108.0

Tommy Hilfiger International	125.3		125.3	110.0		110.0

Total Tommy Hilfiger	230.8	(2.3)	233.1	218.0		218.0

Heritage Brands Wholesale	50.9	(8.3)	59.2	57.5	(28.8)	86.3

Heritage Brands Retail	(1.9)	(1.0)	(0.9)	(2.8)		(2.8)

Total Heritage Brands	49.0	(9.3)	58.3	54.7	(28.8)	83.5

Corporate	(179.8)	(129.4)	(50.4)	(139.4)	(91.4)	(48.0)

Total earnings before interest and taxes	$243.8	$(165.0)	$408.8	$104.1	$(350.5)	$454.6

(1)
Adjustments for the six months ended August 3, 2014 represent the elimination of (i) the costs incurred in connection with the Company’s integration of Warnaco and the related restructuring; (ii) the impairment of certain Tommy Hilfiger stores in North America; (iii) costs incurred related to the sale of the Bass business; (iv) the costs incurred in connection with the amendment and restatement of the Company’s credit facility and the redemption of its 7 3/8% senior notes due 2020; and (v) the net gain on the deconsolidation of certain Calvin Klein subsidiaries in Australia and New Zealand and the Company’s previously consolidated Calvin Klein joint venture in India.

(2)
Adjustments for the six months ended August 4, 2013 represent the elimination of (i) the costs incurred in connection with the Company’s acquisition and integration of Warnaco and the related restructuring; and (ii) the costs incurred in connection with the Company’s debt modification and extinguishment.

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its (1) 2014 estimated results excluding (a) costs expected to be incurred in connection with its integration of Warnaco and the related restructuring; (b) the impairment of certain Tommy Hilfiger stores in North America; (c) costs incurred related to the sale of the Bass business; (d) costs incurred in connection with the amendment and restatement of the Company’s credit facility and the redemption of its 7 3/8% senior notes due 2020; (e) the net gain on the deconsolidation of certain Calvin Klein subsidiaries in Australia and New Zealand and the Company’s previously consolidated Calvin Klein joint venture in India; (f) the estimated tax effects associated with these costs; and (g) non-recurring discrete tax items related to the favorable resolution of uncertain tax positions, and (2) 2013 results excluding (a) costs incurred in connection with its acquisition and integration of Warnaco and the related restructuring; (b) the loss incurred in connection with the sale of substantially all of the assets of its Bass business, including related costs; (c) the income due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition; (d) the costs incurred in connection with the Company’s debt modification and extinguishment; (e) the interest expense incurred prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued in 2012 to fund the acquisition; (f) the recognized actuarial gain on retirement plans; (g) the tax effects associated with these items; (h) non-recurring discrete tax items related to the Warnaco integration; and (i) a non-recurring discrete tax item attributable to an increase to the Company’s previously established liability for an uncertain tax position related to European and U.S. transfer pricing arrangements. The 2014 estimated results and 2013 results are on a non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding certain of the items described above are also the basis for certain incentive compensation calculations. The estimated tax effects associated with the above costs are based on the Company’s assessment of taxability and deductibility. In making this assessment, the Company evaluated each pre-tax item that it has identified as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were assumed to be either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

	Current Guidance		Previous Guidance
Net Income Per Common Share Reconciliations	Full Year 2014 (Estimated)	Third Quarter 2014 (Estimated)	Full Year 2014 (Estimated)	Second Quarter 2014 (Estimated)

GAAP net income per common share attributable to PVH Corp.	$5.91 - $6.01	$2.27 - $2.32	$5.59 - $5.69	$1.14 - $1.19
Estimated per common share impact of items identified as non-GAAP exclusions	$1.39	$0.18	$1.71	$0.26
Net income per common share attributable to PVH Corp. excluding impact of items identified as non-GAAP exclusions	$7.30 - $7.40	$2.45 - $2.50	$7.30 -$7.40	$1.40 - $1.45

Net Income Per Common Share Reconciliations	Second Half 2014 (Estimated)	Second Half 2013 (Actual)

GAAP net income per common share attributable to PVH Corp.	$3.97 - $4.07	$1.91
Estimated/ actual per common share impact of items identified as non-GAAP exclusions	$0.35	$1.82
Net income per common share attributable to PVH Corp. excluding impact of items identified as non-GAAP exclusions	$4.32 - $4.42	$3.73

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

2014 Tax Rate Reconciliation	Full Year 2014 (Estimated)

GAAP tax rate range	16.9% - 17.4%
Net tax benefit of items identified as non-GAAP exclusions	6.6%
Non-GAAP tax rate range	23.5% - 24.0%

The GAAP net income per common share amounts presented in the above tables are being provided solely to comply with applicable SEC rules and are not, and should not be construed to be, guidance for the Company’s 2014 fiscal year. The Company’s net income per common share, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of acquisition, restructuring, divestment or similar transactions or activities, the timing and strategy of restructuring and integration initiatives or other one-time events, if any, that the Company engages in or suffers during the period or any market or other changes affecting the Company’s expected actuarial gain or loss on retirement plans. The Company has no current understanding or agreement regarding any such material transaction or definitive plans regarding any such material activity.

Reconciliation of GAAP Diluted Net Income Per Common Share to Non-GAAP Diluted Net Income Per Common Share

(In millions, except per share data)

	Full Year 2013				Third Quarter 2013
	(Actual)				(Actual)
	Results Under GAAP	Adjustments	(1)	Non-GAAP Results	Results Under GAAP	Adjustments	(2)	Non-GAAP Results

Net income attributable to PVH Corp.	$143.5	$(437.5)		$581.0	$196.7	$5.9		$190.8
Total weighted average shares	82.6			82.6	82.8			82.8

Diluted net income per common share attributable to PVH Corp.	$1.74			$7.03	$2.37			$2.30

(1) Represents the impact on net income in the year ended February 2, 2014 from the elimination of (i) the expenses associated with the Company’s acquisition and integration of Warnaco and the related restructuring; (ii) the loss incurred in connection with the sale of substantially all of the assets of the Company’s Bass business, including related costs; (iii) the income due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition; (iv) the costs incurred in connection with the Company’s debt modification and extinguishment; (v) the interest expense incurred prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued in 2012 to fund the acquisition; (vi) the recognized actuarial gain on retirement plans; (vii) the tax effects associated with the foregoing items; (viii) non-recurring discrete tax items related to the Warnaco integration; and (ix) a non-recurring discrete tax item attributable to an increase to the Company’s previously established liability for an uncertain tax position related to European and U.S. transfer pricing arrangements.

(2) Represents the impact on net income in the quarter ended November 3, 2013 from the elimination of (i) the expenses associated with the Company’s integration of Warnaco and the related restructuring; (ii) the loss incurred in connection with the sale of substantially all of the assets of the Company’s Bass business; (iii) the income due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition; (iv) the tax effects associated with these items; and (v) non-recurring discrete tax items related to the Warnaco integration.